EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Offering Statement on Form 1A of Med-X, Inc., a Nevada corporation, of our report dated April 28, 2021 on our audit of the consolidated balance sheet of Med-X, Inc., as of December 31, 2020 and 2019 and the related consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the years  ended December 31, 2020 and 2019; and the reference to us under the caption “Experts.”

/S/ Prager Metis, CPA’s LLP

July 23, 2021

El Segundo, California